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                                                              Exhibit (b)(10)(A)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 4 under the Securities Act of 1933 and Amendment No. 7 under the Investment Company Act of 1940 to the registration statement of the CIGNA Variable Annuity Separate Account I on Form N-4 of our reports dated February 10, 1998 and February 20, 1998, relating to the financial statements of CIGNA Life Insurance Company and the CIGNA Variable Annuity Separate Account I of CIGNA Life Insurance Company, respectively, which appear in such Statement of Additional Information. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.



PRICE WATERHOUSE LLP
Hartford, Connecticut
April 22, 1998